Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 18, 2005

American Community Bancshares, Inc. Announces a 27% Increase in Earnings for the Quarter Ended September 30, 2005

Charlotte, North Carolina, – Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. (stock NASDAQ SmallCap: ACBA) the holding company for American Community Bank (ACB), announced higher unaudited earnings for the three months ended September 30, 2005 of $1,185,000 or a 27% increase over unaudited earnings for the three months ended September 30, 2004 of $937,000. Earnings per share (diluted) was $0.25 for the three months ended September 30, 2005 and September 30, 2004. Fully diluted earnings per share remained unchanged due to the exercise of 999,012 warrants through April of 2005, which resulted in an increase in average shares outstanding from 3,784,314 to 4,753,419. The annualized return on average assets for the quarter was 1.10% with an annualized return on average equity of 10.56%.

Net income for the nine months ended September 30, 2005 was $3,299,000 or a 60% increase over net income for the nine months ended September 30, 2004 of $2,067,000. Earnings per share (diluted) for the nine months ended September 30, 2005 increased to $0.76 compared to $0.59 for the nine months ended September 30, 2004. The annualized return on average assets for the nine months was 1.07% with a return on average equity of 9.90%.

Total assets at September 30, 2005 were $443.2 million, with loan and lease receivables of $328.5 million, deposits of $354.7 million, borrowings of $36.5 million, and stockholders’ equity of $50.1 million. From September 30, 2004, total assets increased 18.0% or $67.7 million, loan and lease receivables increased 14.5% or $41.6 million, deposits increased 24.4% or $69.5 million and borrowings decreased 30.0% or $15.6 million.

The allowance for loan losses represented 1.19% of total loans at September 30, 2005. Non-performing loans, the majority of which are secured by real estate, totaled $1,023,000 or 0.31% of loans at September 30, 2005 compared to $905,000 or 0.31% of loans at September 30, 2004, a $118,000 or a 13.0% increase. Non-performing assets (which includes foreclosed real estate and repossessed assets) totaled $1,255,000 at September 30, 2005 and represented 0.28% of total assets compared to $1,128,000 or 0.30% of total assets at September 30, 2004, a $127,000 or an 11.3% increase.

Net interest income for the quarter ended September 30, 2005 totaled $4.3 million, an increase of 28.5% over the $3.4 million for the quarter ended September 30, 2004. Primarily as a result of Federal Reserve rate increases, the Company’s net interest margin continued to improve increasing to 4.36% for the quarter ended September 30, 2005 from 4.21% for the quarter ended June 30, 2005. Currently approximately 60% of the loan portfolio is floating rate and adjusts with movements in the bank’s prime lending rate. Non-interest income decreased $40,000 or 4.6% from $869,000 for the three months ended September 30, 2004 to $829,000 for the three months ended September 30, 2005. The Company also recorded a gain on sale of investments for the three months ended September 30, 2004 in the amount of $41,000 which accounted for the decrease in non-interest income. In addition, operating expenses increased $475,000 or 18.4% from $2.6 million for the three months ended September 30, 2004 to $3.1 million for the three months ended September 30, 2005 primarily as a result of the opening of two new branches during the second quarter of 2005.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with five offices in Union County, one of North Carolina’s fastest growing counties. The Bank also has three offices in Mecklenburg County, home of Charlotte, North Carolina’s largest city and the nation’s second largest financial center and three offices in Cherokee County, SC. Two additional branches, one in the South End historical district of Charlotte and one in the Tega Cay area of York County, SC, opened during the second quarter of 2005. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol “ACBA”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.

American Community Bancshares, Inc.

(Amounts in thousands except share and per share data)

(Unaudited)

Consolidated Balance Sheet	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004 (a)	September 30, 2004
Assets
Cash and due from banks	$16,226	$13,518	$11,478	$9,511	$7,448
Interest-earning deposits with banks	10,920	2,970	5,833	6,521	10,608
Investment securities	60,635	53,253	49,680	54,019	46,769

Loans	332,447	326,266	312,970	307,988	290,398
Allowance for loan losses	(3,968)	(3,738)	(3,562)	(3,488)	(3,478)

Net loans	328,479	322,528	309,408	304,500	286,920

Accrued interest receivable	2,187	1,915	1,842	1,697	1,537
Bank premises and equipment	9,812	10,032	9,171	8,741	8,263
Foreclosed real estate	112	176	221	311	214
Non-marketable equity securities at cost	1,996	1,996	2,139	2,040	1,392
Goodwill	9,838	9,838	9,838	9,838	10,149
Other assets	3,023	3,116	2,492	2,280	2,272

Total assets	$443,228	$419,342	$402,102	$399,458	$375,572

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$52,735	$51,702	$46,120	$45,501	$40,977
Interest bearing	301,982	278,188	268,377	261,164	244,208

Total deposits	354,717	329,890	314,497	306,665	285,185

Borrowings	36,531	39,049	46,521	54,169	52,164
Accrued expenses and other liabilities	1,840	1,218	1,626	1,652	1,946

Total liabilities	393,088	370,157	362,644	362,486	339,295

Total stockholders’ equity	50,140	49,185	39,458	36,972	36,277

Total liabilities and stockholders’ equity	$443,228	$419,342	$402,102	$399,458	$375,572

Ending shares outstanding	4,541,733	4,533,633	3,706,806	3,489,249	3,471,228
Book value per share	11.04	10.85	10.64	10.60	10.45

(a)	Derived from audited consolidated financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

Three months ended	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004 (a)	September 30, 2004
Total interest income	$6,797	$6,003	$5,672	$5,290	$4,971
Total interest expense	2,468	2,116	1,981	1,780	1,602

Net interest income	4,329	3,887	3,691	3,510	3,369

Provision for loan losses	224	182	109	158	157

Net interest income after provision for loan loss	4,105	3,705	3,582	3,352	3,212

Non-interest income
Service charges on deposit accounts	598	585	513	628	628
Mortgage banking operations	87	133	88	119	71
Realized gains on sale of securities	—	—	10	7	41
Other	144	162	136	130	129

Total non-interest income	829	880	747	884	869

Non-interest expense
Salaries and employee benefits	1,523	1,400	1,350	1,255	1,278
Occupancy and equipment	569	527	485	472	474
Other	971	969	813	1,441	836

Total non-interest expense	3,063	2,896	2,648	3,168	2,588

Income before income taxes	1,871	1,689	1,681	1,068	1,493
Provision for income taxes	686	623	633	392	556

Net income	$1,185	$1,066	$1,048	$676	$937

Net income per share
Basic	$0.26	$0.25	$0.29	$0.19	$0.27
Diluted	$0.25	$0.24	$0.26	$0.17	$0.25

Weighted average number of shares outstanding
Basic	4,536,441	4,267,577	3,598,295	3,472,863	3,453,019
Diluted	4,753,419	4,462,648	4,055,590	3,989,045	3,784,314

Return on average equity	10.56%	9.39%	11.11%	7.36%	10.55%
Return on average assets	1.10%	1.06%	1.05%	0.70%	1.00%

Net interest margin	4.36%	4.21%	4.03%	3.97%	3.97%

Allowance for loan losses to total loans	1.19%	1.15%	1.14%	1.13%	1.20%
Net charge-offs to avg loans (annualized)	0.01%	0.01%	0.01%	0.20%	0.13%
Nonperforming loans to total loans	0.31%	0.23%	0.24%	0.29%	0.31%
Nonperforming assets to total assets	0.28%	0.24%	0.27%	0.30%	0.30%